EXHIBIT 99.1

                          PRESS RELEASE

NEWS.....
March 25, 1997                             Contact:  Robert S. Merritt
FOR IMMEDIATE RELEASE                               (813) 282-1225

                   OUTBACK STEAKHOUSE, INC. ANNOUNCES
                     SHARE REPURCHASE AUTHORIZATION

     Tampa, Florida, March 25, 1997 -- Outback Steakhouse, Inc. (NASDAQ:OSSI) today announced that its Board of Directors has authorized a program to repurchase up to 2,500,000 shares of the Company's common stock. The Company said that the timing, price, quantity and manner of purchases will be made at the discretion of management and will depend upon market conditions.

    The Company will fund the repurchase program through available bank credit facilities. The Company also said that the repurchase program would have no effect upon its future expansion plans.

            Outback Steakhouse, Inc. operates 382 Outback Steakhouses and 54 Carrabba's Italian Grills in 40 states.